Exhibit 10.1

December 23, 2005

Austin Ligon

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

Dear Austin:

The Board of Directors of CarMax, Inc. (“CarMax” or the “Company”) wants to provide you with an opportunity to share in the success of our Company.

Accordingly, I am pleased to inform you that, as of December 23, 2005 (the “Grant Date”), the Board of Directors exercised its authority pursuant to the CarMax, Inc. Amended and Restated 2002 Stock Incentive Plan (the “Plan”) and granted you non-statutory options to purchase shares of the Common Stock of CarMax, Inc. (“CarMax Options”) as set forth herein. The CarMax Options are not qualified for Incentive Stock Option tax treatment. Limited stock appreciation rights (“SARs”), described below, were also granted in connection with these options. The CarMax Options and SARs are subject to the provisions of the Plan, as amended from time to time. All capitalized terms not defined herein shall have the meaning given to them in the Plan.

Number of Shares Subject to Option:	199,481
Option Price Per Share:	$28.26

Vesting of Options

Your date for measuring vesting (“Vesting Date”) is December 23, 2005. Except as otherwise provided in this agreement, the CarMax Options will vest according to the following schedule: one-fourth on December 23, 2006, one-fourth on December 23, 2007, one-fourth on December 23, 2008, and one-fourth on December 23, 2009 provided you continue to be employed by the Company on such dates. In other words, on December 23, 2006, and on each of the three succeeding anniversaries of that date, you shall become entitled to exercise cumulatively a total of 25%, 50%, 75% and 100%, respectively, of the CarMax Options.

Termination of Options

The unexercised CarMax Options shall terminate upon the earliest to occur of the following conditions:

1.	Expiration. The CarMax Options will expire on June 23, 2014 (the “Expiration Date”).

2.	Involuntary Termination Without Cause; Immediate Vesting. If your employment by the Company terminates by reason of “Involuntary Termination Without Cause” as defined in your Executive Employment Agreement dated August 1, 2004, all of your CarMax Options covered by this Agreement will become immediately vested, effective as of the date of the termination of your employment. You, your personal representative, distributees, or legatees, must exercise your vested CarMax Options within three (3) months of the effective date of such termination; provided, however, that no CarMax Options may be exercised prior to the expiration of six (6) months from the date of grant. In the event that the CarMax Options were granted within six (6) months prior to such termination, the CarMax Options must be exercised no earlier than six (6) months and no later than nine (9) months from the date of grant.

3.	Termination For Cause. Upon termination of your employment with CarMax for “Cause” as defined in your Executive Employment Agreement dated August 1, 2004, your unexercised vested and unvested CarMax Options will terminate immediately.

4.	Resignation; Leave. In the event that you resign from CarMax, you must exercise your vested CarMax Options within three (3) months of your resignation date or they will expire. CarMax Options that have not vested by your resignation date will expire on your resignation date. Employees on authorized leave will not be considered as having terminated merely by reason of the leave and will continue to be eligible to exercise and sell their CarMax Options during the period of the leave.

Exercise of Options

When the CarMax Options are exercisable, you may purchase shares of CarMax Common Stock under your CarMax Option by:

1.	Giving written notice to CarMax, signed by you, stating the number of shares you have elected to purchase; and

2.	Remitting payment of the purchase price in full (You may deliver Mature Shares of CarMax Common Stock that you own in satisfaction of all or any part of the purchase price or make other arrangements satisfactory to CarMax and permitted by the Plan regarding payment of the purchase price); and

3.	Remitting payment to satisfy the income tax withholding requirements for non-statutory options or making other arrangements to satisfy such withholding that are satisfactory to the CarMax and permitted by the Plan.

Death, Disability or Retirement

If your employment by the Company terminates because you die, become disabled or retire (in accordance with retirement eligibility provisions of the Company’s retirement plan) all of your CarMax Options covered by this Agreement will become immediately vested, effective as of the date of the termination of your employment, and you, your personal representative, distributees, or legatees, as applicable, may exercise your vested CarMax Options at any time before the Expiration Date; provided, however, no CarMax Options may be exercised prior to the expiration of six (6) months from the date of grant.

Change of Control; SARs

Notwithstanding anything to the contrary herein, if a Change of Control, as defined in the Plan, occurs, all unvested CarMax Options granted hereunder shall immediately vest and you shall have the right during the period beginning on the date of the Change of Control and ending on the Expiration Date to exercise any and all vested CarMax Options in accordance with the provisions of this Agreement; provided, however, that CarMax Options that were granted within six (6) months of the Change of Control shall not be exercisable until six (6) months following the date of grant.

Pursuant to this Agreement, you have been granted one (1) SAR for every CarMax Option granted to you hereunder. Following a Change of Control, you may choose to exercise the SARs granted hereunder in lieu of exercising your vested CarMax Options. Doing so will relieve you of the obligation to pay for the exercise of your CarMax Options as described above and, instead, will allow you to receive a cash payment of the net value of your SARs as calculated below without having to remit any payment to the Company. The SARs granted in connection with the CarMax Options are limited SARs and may be exercised in accordance with the Plan and the terms hereof as follows:

1.	The SARs shall only be exercisable if a Change of Control occurs. In such event, they will be exercisable at any time during a period of 90 days beginning on the date the Change of Control occurs unless such date is before June 23, 2006, in which case the 90 days will begin on June 23, 2006. To the extent that the SARs or their underlying CarMax Options are not exercised during an exercise period, the SARs will become unexercisable again until such time as another Change of Control occurs or June 23, 2014, when they expire.

2.	When the SARs become exercisable, you may exercise the SARs by giving written notice to CarMax, signed by you, stating the number of SARs that you are exercising.

3.	Upon exercise of the SARs, you shall receive in exchange from the Company an amount equal to the excess of (x) the fair market value of the Company’s Common Stock on the date of exercise, over (y) the exercise price of the underlying CarMax Option. The fair market value of the Company’s Common Stock on the date of exercise shall be deemed to be the greater of:

a) The closing price of the Company’s Common Stock on the exchange on which it is then traded on the date immediately preceding the date of exercise; or

b) The highest closing price of the Company’s Common Stock on the exchange on which it is then traded, during the 90 days immediately preceding the Change of Control.

4.	The Company’s obligation arising upon exercise of the SARs shall be paid in cash and shall be subject to required income tax withholdings.

5.	To the extent a SAR is exercised, the underlying CarMax Option must be surrendered. The underlying CarMax Option, to the extent surrendered, shall no longer be exercisable.

Stock Splits

If the number of outstanding shares of the Company’s Common Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of CarMax shares for which you have unexercised CarMax Options and the exercise price will automatically be adjusted, as provided in the Plan, (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of CarMax stock previously outstanding, and (ii) so that your aggregate option price remains the same; provided, however, that CarMax will not be required to issue any fractional shares upon exercise of your CarMax Options as a result of such adjustment.

Non-Transferability; Legal Fees

The CarMax Options are not transferable by you other than by will or by the laws of descent and distribution and are exercisable during your lifetime only by you. The grant of these CarMax Options does not obligate CarMax to continue your employment after the grant. If there is any litigation involving CarMax Options, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Agreement following a Change in Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Compensation and Personnel Committee of the Board of Directors shall have the authority to interpret and administer this Agreement.

Please indicate your acceptance of the terms and conditions pertaining to the CarMax Options granted herein by signing your name in the space provided below and returning one copy to the attention of Keith D. Browning, Executive Vice President & Chief Financial Officer. When signed by you, this letter will become a Stock Option Agreement between you and CarMax. This letter will be not be effective as a Stock Option Agreement unless it is signed and returned to Keith D. Browning, Executive Vice President & Chief Financial Officer at the CarMax Corporate Headquarters (12800 Tuckahoe Creek Parkway, Richmond, VA 23238), as soon as possible, but in no event later than January 10, 2006. Such acceptance places no obligation or commitment on you to exercise the CarMax Options.

Please return this Agreement in a separate envelope via inter-company mail. Do not use overnight mail to return the Agreement.

Sincerely,

Keith D. Browning

Executive Vice President

and Chief Financial Officer

ACCEPTED:

Signature

Printed Name	Social Security Number

Date